Exhibit 99.1

February 2, 2023

By Email and Federal Express

Charles Flores, Registered Agent of Hell or High Ranch Water LLC

Beck Redden LLP

1221 McKinney Street, Suite 4500

Houston, Texas 77010-2029

Re:         Hell or High Ranch Water LLC | Request for Document Preservation

Dear Mr. Flores:

First Foundation Inc. (the “Company”), a financial institution with its headquarters in Dallas, Texas, has received a letter dated December 30, 2022 (the “Letter”) from Driver Opportunity Partners I LP (the “Driver”) purporting to nominate Allison Ball and Lila I. Flores (together, the “Purported Nominees”) for election to the Company’s Board of Directors (the “Board”) at the Company’s 2023 annual meeting of stockholders.

As part of our diligence and efforts to gather information on the Purported Nominees, we have become aware of an entity named Hell or High Ranch Water LLC, a Texas limited liability company (“Hell or High Ranch Water”), of which Ms. Flores is a manager and you are the registered agent. We are evaluating this entity, the existence of which was not disclosed to us by Driver or the Purported Nominees, and its ownership and business dealings in connection with the Nomination Notice in order to evaluate the qualifications of the Purported Nominees to serve on the Board and the validity of the nomination of the Purported Nominees. Upon information and belief, we believe this entity may be associated with a podcast entitled “Hell or High Ranch Water” co-hosted by the Purported Nominees. In light of the foregoing and to ensure that all information needed to evaluate the Purported Nominees is preserved and available if needed, we request that all documents and communications related to Hell or High Ranch Water (including, but not limited to, electronic files, recordings, accounting records, documents reflecting investments or other business dealings, e-mails, social media postings, and text messages) held by you, Hell or High Ranch Water’s principals, employees and affiliates, and/or Beck Redden LLP (“Beck Redden”) be maintained and preserved.

As Beck Redden’s business address is listed as both the address of Hell or High Ranch Water in the records of the Texas Comptroller and the address of the registered agent of Hell or High Ranch Water, we ask that you forward this request to the general counsel of Beck Redden and confirm to us that you have done so. Please feel free to contact us with any questions.

Very truly yours,

FIRST FOUNDATION INC.

/s/ C. Kelly Rentzel
C. Kelly Rentzel
General Counsel and Corporate Secretary

CC:	Driver Opportunity Partners I LP Driver Management Company LLC J. Abbott Cooper

Allison Ball

Lila Flores

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